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                     January 5, 2023

       Michael Greenall
       Chief Financial Officer
       FutureTech II Acquisition Corp.
       128 Gail Drive
       New Rochelle, NY 10805

                                                        Re: FutureTech II
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-41289

       Dear Michael Greenall:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andy Tucker